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                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE



                 SL INDUSTRIES, INC. APPOINTS IMPERIAL CAPITAL,
                                       LLC
                           TO ACT AS FINANCIAL ADVISOR

         MT. LAUREL, NEW JERSEY, AUGUST 8, 2002 . . . SL INDUSTRIES, INC. (NYSE AND PHLX:SL) today announced that SL Industries, Inc. (the "Company") announced that it has retained Imperial Capital, LLC to act as its financial advisor. Imperial Capital, LLC will spearhead the Company's initiative to explore a sale of some or all of its businesses and will also assist management in its ongoing efforts to secure new long term debt to refinance the Company's current revolving credit facility which matures on December 31, 2002. Warren Lichtenstein, Chairman and Chief Executive Officer of the Company, stated "Imperial Capital is an outstanding organization with expertise in and a commitment to middle market transactions. Their team of professionals has almost completed its due diligence review of the Company. We look forward to working with them to evaluate opportunities to maximize shareholder value." Lichtenstein continued, "While the transition to Imperial Capital has caused some delay in the potential sales process, we are confident that we have the right team in place to aggressively explore a sale of some or all of the business of the Company as well as assisting the Company in obtaining a new long term debt facility. We expect the confidential offering memorandum to be completed promptly and that Imperial will shortly start contacting potential acquirers. Imperial has already begun to assist the Company in discussions with potential lenders."

ABOUT SL INDUSTRIES

         SL Industries, Inc. designs, manufactures and markets Power and Data Quality (PDQ) equipment and systems for industrial, medical, aerospace, telecommunications and consumer applications. For more information about SL Industries, Inc. and its products, please visit the Company's web site at www.slpdq.com.



Forward-Looking Statements

         This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's Securities and Exchange
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Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

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